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                                                                   EXHIBIT 10.14

June 1, 1998

Hon Wah Chin
3281 Greer Rd.
Palo Alto, CA 94303

Dear Hon,

On behalf of Optical Networks, Incorporated, I am pleased to offer you the position of Vice President and Chief Technology Officer of ONI. In this position, you will report to the President and CEO, Hugh Martin.

You will receive a starting base salary of $13,333 per month, which is equivalent to $160,000 per year, subject to federal, state and other applicable taxes and payable monthly.

You will be eligible to earn an annual performance bonus. For 1998, this bonus will be $40,000, paid on two installments, $20,000 upon starting, and $20,000 after 6 months of employment. In addition, the company will provide you with a $5,000 credit to purchase any personal computer for your home through ONI from Dell Computer. Any tax implications of this purchase will be covered by the company.

At the Company's Board of Directors meeting following the start of your employment, the Board will grant you a stock award to purchase 168,500 shares of the Company's capital stock (the "Shares"). The purchase price for the Shares will be the then current fair market value of the Company Common Stock, which is anticipated to be $0.36. This stock award will be evidenced by a Restricted Stock Purchase Agreement, the form of which shall be provided to you prior to your employment.

You shall have the right to purchase the Shares either by cash payment or with a promissory note, which shall bear interest at the lowest legal rate (the "Note"). The Note shall be in a form and on terms, which are acceptable to the Company and to you. At your option, subject to California Corporation Code, section 500, the Note may be repaid with shares of the Company's common stock, which have a fair market value equal to the outstanding payments which are due at the time of payment.

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The Shares shall be subject to a right of repurchase in favor of the Company, at the original purchase price, which shall lapse as follows: the Company's repurchase right will lapse with respect to twenty-five percent (25%) of the Shares twelve (12) months from the commencement date of your employment with the Company and will lapse at a rate of 1/48th of the Shares each month thereafter. You will have the right to make an election under Section 83(b) of the Internal Revenue Code in conjunction with the purchase of the Shares.

In the event of (a) a merger or consolidation in which the Company is not the surviving corporation (other than a merger or consolidation with a wholly-owned subsidiary, a reincorporation of the Company in a different jurisdiction, or other transaction in which there is no substantial change in the shareholders of the Company or their relative stock holdings), (b) a merger in which the Company is the surviving corporation but after which the shareholders of the Company immediately prior to such merger cease to own shares or other equity interests in the Company representing at least fifty percent (50%) of the voting power of all securities of the Company, or (c) the sale of all or substantially all of the assets of the Company (any and all of which are referred to as a "Transaction"), the Company will (i) waive the Company's right of repurchase with respect to fifty percent (50%) of the Shares which were subject to the Company's repurchase right as of the effective date of the Transaction, and (ii) waive similar rights of repurchase or other vesting requirements with respect to fifty percent (50%) of any other securities of the Company that may, in the future, be granted or sold to you by the Company and that remain subject to such similar rights of repurchase or vesting requirements as of the effective date of the Transaction.

In the event of any actual or "involuntary" termination of your employment by the Company without cause, (A) you will continue to receive your then current salary and insurance benefits for a period of six months following the date of such termination without cause, and (B) with respect to a given equity grant, provided that there has not been, and will not be, any waiver of repurchase rights or other vesting requirements pursuant to the preceding paragraph, the Company will waive its rights of repurchase and other vesting requirements solely to the extent that such rights of repurchase and other vesting restrictions would have lapsed or expired by their terms had you remained employed by the Company for six months following the date of such termination without cause. In no event or series of events will rights of repurchase or other vesting restrictions be waived, with respect to a given equity grant, due to the terms of both this paragraph and the preceding paragraph.

An "involuntary" termination will be deemed to have occurred if both (A) any of the following actions is taken by the Company and such action is not reversed in full by the
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Company within fourteen days: (i) your aggregate compensation and benefits are materially reduced, (ii) your duties and responsibilities are significantly decreased in a way that is adverse to you, (iii) you are required to perform your employment obligations (other than travel on business) at a location more than sixty (60) miles away from the Company's current offices, and/or (iv) the terms of this offer letter are not assumed in full by any acquiror or other successor to the Company, and (B) you, after the expiration of such fourteen-day period, resign in writing stating that your resignation is as a result of, and specifying in reasonable detail the nature of, such uncured action listed above. Other changes in the Company's management or reporting structure, or changes in your position's title, shall not constitute an "involuntary" termination.

As a condition of your employment, you will be required to sign Optical Networks' Proprietary Information Agreement. You must also provide on your first day of employment your proof of right to work in the United States. If you have any questions on either of these two areas, please contact Lisa Blos-Johnson, VP of Human Resources, at (650) 845-5319.

You will also receive the benefits that the company offers to its employees.
The company currently provides health insurance, dental insurance, life insurance, disability insurance, a vision plan, a Section 125 program and a 401K plan. Included in our benefits program is our vacation and holiday policy. We will be offering you 15 days of vacation per year, 10 company holidays and up to a maximum of 10 sick days per year.

Due to your individual circumstances we are comfortable with dual employment for a period of time to help bridge your upcoming stock option vesting date. This accommodation is made with the explicit understanding that there will be a waiver signed by you in regards to intellectual property that protects ONI.

This is an offer for "at will" employment, and does not constitute an offer or guarantee of employment for any period of time. Your employment and compensation can be terminated at any time (either by you unilaterally, or by the Company unilaterally, in each case without notice) for any or no reason, subject to the terms hereof, and your rights to compensation and benefits thereunder would terminate as well. This letter constitutes the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and supersedes any prior discussions and letters, with the exceptions of (I) your restricted stock purchase agreement which will define the terms of your stock purchase, (II) the employee Proprietary Information Agreement, and (III) the provisions of the benefits plans, which govern the benefits described above.

This offer is contingent on satisfactory reference checks and is effective through June 1, 1998. It will expire if not accepted in writing by that date.

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I would like to add, Hon, that both the Board of Optical Networks and I consider that you would be a most valuable addition to our staff. We look forward to you becoming CTO of Optical Networks, and believe that this position will offer you both a demanding set of responsibilities and an outstanding opportunity for substantial personal rewards.

Sincerely,

/s/ Hugh C. Martin
Hugh C. Martin
President and CEO


Agreed and Accepted by:  /s/ Hon Wah Chin                  Date:  6/2/98
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Start Date:   6/23/98
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